Exhibit 10.1

SUPERVISORY AGREEMENT

This Supervisory Agreement (Agreement) is made this  1st day of March, 2011, by and through the Board of Directors (Board) of First Place Financial Corp, Warren, Ohio, OTS Docket No. H3282 (Holding Company) and the Office of Thrift Supervision (OTS), acting by and through its Regional Director for the Central Region (Regional Director).

WHEREAS, the OTS, pursuant to 12 U.S.C. § 1818, has the statutory authority to enter into and enforce supervisory agreements to ensure the establishment and maintenance of appropriate safeguards in the operation of the entities it regulates; and

WHEREAS, the Holding Company is subject to examination, regulation and supervision by the OTS; and

WHEREAS, based on its August 2, 2010 examination of the Holding Company, the OTS finds that the Holding Company has engaged in unsafe or unsound practices in conducting its consolidated operations; and

WHEREAS, in furtherance of their common goal to ensure that the Holding Company addresses the unsafe or unsound practices identified by the OTS in the August 2, 2010 Report of Examination, the Holding Company and the OTS have mutually agreed to enter into this Agreement; and

WHEREAS, on February 25, 2011, the Holding Company’s Board, at a duly constituted meeting, adopted a resolution (Board Resolution) that authorizes the Holding Company to enter into this Agreement and directs compliance by the Holding Company and its directors, officers, employees, and other institution-affiliated parties with each and every provision of this Agreement.

 NOW THEREFORE, in consideration of the above premises, it is agreed as follows:

Capital Plan.

1.           By June 30, 2011, the Holding Company shall submit to the Regional Director a written plan for enhancing the consolidated capital of the Holding Company (Capital Plan).  The Capital Plan shall cover the period beginning July 1, 2011 through December 31, 2012.  At a minimum, the Capital Plan shall include:

(a)           establishment by the Board of a minimum tangible capital ratio of tangible equity capital to total tangible assets commensurate with the Holding Company’s consolidated risk profile;

(b)           operating strategies to ensure that the Holding Company’s expenses and obligations are met on a stand alone basis without reliance on dividends from the Holding Company’s subsidiary savings association, First Place Bank, Warren, Ohio, OTS Docket No. 14752 (Association) ;

 (c)           quarterly cash flow projections for the Holding Company on a stand alone basis through calendar year-end December 31, 2012 that identify both the sources of funds and the expected uses of funds;

(d)           quarterly pro forma consolidated and unconsolidated Holding Company balance sheets and income statements for the period covered by the Capital Plan demonstrating the Holding Company’s ability to attain and maintain the Board established minimum tangible equity capital ratio during the period of the Capital Plan;

(e)           detailed scenarios to stress-test the minimum tangible equity capital targets based on continuing operating results, economic conditions and risk profile of the Holding Company’s stand alone assets and liabilities; and

(f)            detailed descriptions of all relevant assumptions and projections and the supporting documentation for all relevant assumptions and projections.

2.            Upon receipt of written notice of non-objection from the Regional Director to the Capital Plan, the Holding Company shall implement and adhere to the Capital Plan.  A copy of the Capital Plan shall be provided to the Regional Director within seven (7) days after Board approval.

3.           The Holding Company shall notify the Regional Director regarding any material negative event affecting or that may affect the balance sheet, capital, or the cash flow of the Holding Company within five (5) days after such event.

4.            By December 31, 2011, and each December 31st thereafter, the Capital Plan shall be updated and submitted to the Regional Director pursuant to Paragraph 1 above and shall incorporate the Holding Company’s budget plan and cash flow projections for the next two (2) calendar years taking into account any revisions to the Holding Company’s cash flow and operating policies.

5.           Within forty-five (45) days after the end of each quarter, after implementation of the Capital Plan, the Board shall review written quarterly variance reports on the Holding Company’s compliance with its Capital Plan (Variance Reports).  The minutes of the Board meeting shall fully document the Board’s review and discussion.  The Variance Reports shall:

(a)     identify variances in the Holding Company’s actual performance during the preceding quarter as compared to the projections set forth in the Capital Plan;

(b)    contain an analysis and explanation of identified variances; and

(c)    discuss the specific measures taken or to be taken by the Holding Company to address identified variances.

6.           A copy of each Variance Report shall be provided to the Regional Director within seven (7) days after review by the Board.

Dividends and other Capital Distributions.

7.           Effective immediately, the Holding Company shall not declare, make, or pay any cash dividends or other capital distributions or purchase, repurchase or redeem or commit to purchase, repurchase, or redeem any Holding Company equity stock without the prior written non-objection of the Regional Director.  The Holding Company shall submit its written request for non-objection to the Regional Director at least thirty (30) days prior to the anticipated date of the proposed dividend, capital distribution, or stock transaction.

Debt Restrictions.

8.           Effective immediately, the Holding Company shall not, directly or indirectly, incur, issue, renew, rollover, or pay interest or principal on any debt1 or commit to do so, increase any current lines of credit, or guarantee the debt of any entity, without prior written notice to and written non-objection from the Regional Director.  The Holding Company’s written request to the Regional Director shall include, at a minimum: a statement regarding the purpose of the debt or payment; a copy of the debt agreement; the planned source(s) for the debt repayment; and an analysis of the cash flow resources available to meet such debt repayment.   The Holding Company’s written request for non-objection shall be submitted to the Regional Director at least thirty (30) days prior to the anticipated date of the proposed debt issuance, renewal, or rollover; the proposed increase in any lines of credit; the proposed guarantee of debt; or the proposed payment of interest or principal on any debt.

1 For purposes of this Paragraph, the term “debt” includes, but is not limited to, loans, bonds, cumulative preferred stock, hybrid capital instruments such as subordinated debt or trust preferred securities, and guarantees of debt.  For purposes of this Paragraph, the term “debt” does not include liabilities incurred in the ordinary course of business to acquire goods and services and that are normally recorded as accounts payable or accruals under generally accepted accounting principles.

Directorate and Management Changes.

9.             Effective immediately, the Holding Company shall comply with the prior notification requirements for changes in directors and Senior Executive Officers2 set forth in 12 C.F.R. Part 563, Subpart H.

Golden Parachute Payments.

10.           Effective immediately, the Holding Company shall not make any golden parachute payment3 unless, with respect to such payment, the Holding Company has complied with the requirements of 12 C.F.R. Part 359.

Employment Contracts and Compensation Arrangements.

11.           Effective immediately, the Holding Company shall not enter into any new contractual arrangement or renew, extend or revise any existing contractual arrangement related to compensation or benefits with any director or Senior Executive Officer of the Holding Company, unless it first provides the Regional Director with not less than thirty (30) days prior written notice of the proposed transaction.  The notice to the Regional Director shall include a copy of the proposed employment contract or compensation arrangement, or a detailed, written description of the compensation arrangement to be offered to such Senior Executive Officer or director, including all benefits and perquisites.  The Holding Company shall ensure that any contract, agreement or arrangement submitted to OTS fully complies with the requirements of 12 C.F.R. Part 359, 12 C.F.R. §§ 563.39 and 563.161(b), and 12 C.F.R. Part 570-Appendix A.

Exhibit A-2 The term “Senior Executive Officer” is defined at 12 C.F.R. § 563.555.
Exhibit A-3 The term “golden parachute payment” is defined at 12 C.F.R. § 359.1(f).

Association Oversight.

12.           Effective immediately, the Holding Company shall ensure the Association’s compliance with the terms of the Supervisory Agreement issued by the OTS to the Association effective March 1, 2011.

Effective Date.

13.           This Agreement is effective on the Effective Date as shown on the first page.

Duration.

14.           This Agreement shall remain in effect until terminated, modified or suspended, by written notice of such action by the OTS, acting by and through its authorized representatives.

Time Calculations.

15.           Calculation of time limitations for compliance with the terms of this Agreement run from the Effective Date and shall be based on calendar days, unless otherwise noted.

Submissions and Notices.

16.           All submissions to the OTS that are required by or contemplated by the Agreement shall be submitted within the specified timeframes.

17.           Except as otherwise provided herein, all submissions, requests, communications, consents or other documents relating to this Agreement shall be in writing and sent by first class U.S. mail (or by reputable overnight carrier, electronic facsimile transmission or hand delivery by messenger) addressed as follows:

 (a)           To the OTS:

  Regional Director
  Office of Thrift Supervision

  One South Wacker Drive, Suite 2000
  Chicago, Illinois 60606
  Facsimile: (312) 917-5001

(b)           To the Holding Company:

  Chairman of the Board
  First Place Financial Corp
  185 East Market Street
  Warren, Ohio   44481
  Facsimile: (330) 393-5578

No Violations Authorized.

18.           Nothing in this Agreement shall be construed as allowing the Holding Company, its Board, officers or employees to violate any law, rule, or regulation.

OTS Authority Not Affected.

19.           Nothing in this Agreement shall inhibit, estop, bar or otherwise prevent the OTS from taking any other action affecting the Holding Company if at any time the OTS deems it appropriate to do so to fulfill the responsibilities placed upon the OTS by law.

Other Governmental Actions Not Affected.

20.           The Holding Company acknowledges and agrees that its execution of the Agreement is solely for the purpose of resolving the matters addressed herein, consistent with Paragraph 19 above, and does not otherwise release, discharge, compromise, settle, dismiss, resolve, or in any way affect any actions, charges against, or liability of the Holding Company that arise pursuant to this action or otherwise, and that may be or have been brought by any governmental entity other than the OTS.

Miscellaneous.

21.           The laws of the United States of America shall govern the construction and validity of this Agreement.

22.           If any provision of this Agreement is ruled to be invalid, illegal, or unenforceable by the decision of any Court of competent jurisdiction, the validity, legality, and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby, unless the Regional Director in his or her sole discretion determines otherwise.

23.           All references to the OTS in this Agreement shall also mean any of the OTS’s predecessors, successors, and assigns.

24.           The section and paragraph headings in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

25.           The terms of this Agreement represent the final agreement of the parties with respect to the subject matters thereof, and constitute the sole agreement of the parties with respect to such subject matters.

Enforceability of Agreement.

26.           This Agreement is a “written agreement” entered into with an agency within the meaning and for the purposes of 12 U.S.C. § 1818.

Signature of Directors/Board Resolution.

27.           Each Director signing this Agreement attests that he or she voted in favor of a Board Resolution authorizing the consent of the Holding Company to the issuance and execution of the Agreement.  This Agreement may be executed in counterparts by the directors after approval of execution of the Agreement at a duly called board meeting.  A copy of the Board Resolution authorizing execution of this Agreement shall be delivered to the Regional Director along with the executed original(s) of this Agreement.

WHEREFORE, the OTS, acting by and through its Regional Director, and the Board of the Holding Company, hereby execute this Agreement.

Accepted by:
FIRST PLACE FINANCIAL CORP	Office of Thrift Supervision
Warren, Ohio

/s/ Samuel A. Roth	By:	/s/ Daniel T. McKee
Samuel A. Roth, Chairman		Daniel T. McKee
Regional Director, Central Region
/s/ A. Gary Bitonte
A. Gary Bitonte, M.D., Director

/s/ Donald Cagigas
Donald Cagigas, Director

/s/ Marie Izzo Cartwright
Marie Izzo Cartwright, Director

/s/ Frank J. Dixon
Frank J. Dixon, Director

/s/ Robert P. Grace
Robert P. Grace, Director

/s/ Thomas M. Humphries
Thomas M. Humphries, Director

/s/ Earl T. Kissell
Earl T. Kissell, Director

/s/ Steven R. Lewis
Steven R. Lewis, Director

/s/ E. Jeffrey Rossi
E. Jeffrey Rossi, Director

/s/ William A. Russell
William A. Russell, Director

/s/ Robert L. Wagmiller
Robert L. Wagmiller, Director